Exhibit 99.1

Watsco Reports Record Third Quarter EPS, Operating Profit and Sales:

$1.02 EPS and 16% Operating Profit Growth on 12% Higher Sales

Results Driven by Strong Replacement Unit Volume, Growth in Commercial Products

Quarterly Dividend Rate Raised 9% to 62 Cents Per Share

MIAMI, Florida — (BUSINESS WIRE), October 20, 2011 — Watsco, Inc. (NYSE:WSO) today reported results for the third quarter and nine months ended September 30, 2011. Watsco also announced today that it has raised its quarterly dividend by 9% to 62 cents per share effective as of its next regular dividend date in January 2012.

Third Quarter Results

Revenues increased 12% to a record $914 million, including $76 million of sales added by new locations. Same-store sales improved 4%, reflecting a 5% increase in air conditioning and heating (HVAC) equipment (61% of sales), a 1% increase in other HVAC products (32% of sales) and a 4% increase in commercial refrigeration products (7% of sales). Gross profit increased 12% to a record $219 million. On a same-store basis, gross profit grew 4% with gross profit margin declining 10 basis-points to 24.0% from a higher sales mix of HVAC equipment, which generates lower margins than non-equipment products.

Operating income improved 16% to a record $74 million with operating margin expanding 20 basis-points to 8.1%. Same-store operating income increased 11% to $70 million with a 40 basis-point increase in operating margin to 8.3%. Selling, general and administrative (SG&A) expenses increased 10% to $145 million and as a percentage of sales were a record low of 15.9% versus 16.2% a year ago. Excluding new locations, SG&A expenses were flat for the quarter and decreased 50 basis-points as a percentage of sales to 15.7%.

Earnings per share increased 5% to a record $1.02 per diluted share on record net income of $34 million, compared to 97 cents per diluted share on net income of $31 million for the third quarter of 2010.

Albert Nahmad, Watsco’s Chairman and President, said: “Watsco generated record earnings per share in a very difficult consumer environment. Strong replacement HVAC equipment unit growth, increased sales of commercial products, effective management of SG&A expenses and good performance at our new locations all combined to enhance margins and produce record earnings per share. We are focused on overcoming short-term economic challenges by growing market share, reducing operating costs and generating cash flow. For the long-term, we remain very positive about our fundamentals – a movement towards higher-efficiency HVAC systems, ever-improving efficiency of our operations and strategic use of our balance sheet to grow our business.”

Results from new locations include 35 locations from joint ventures formed in 2011 with Carrier Corporation in the Northeast United States and Mexico. Watsco owns 60% of the joint ventures and Carrier owns 40%. The locations had combined revenues of $285 million in 2010.

Nine-Month Results

Revenues increased 7% to a record $2.3 billion and include $126 million of sales from new locations. Same-store sales increased 2%, reflecting flat sales of HVAC equipment (60% of sales), a 1% increase in other HVAC products (33% of sales) and a 9% increase in commercial refrigeration products (7% of sales). Gross profit increased 9% to a record $568 million and gross profit margin improved 60 basis-points to 24.3%. Same-store gross profit increased 5% to $537 million and same-store gross profit margin improved 60 basis-points to 24.3%.

Operating income increased 16% to a record $167 million with operating margin expanding 50 basis-points to 7.1%. Same-store operating income increased 12% to $159 million with operating margin improving 60 basis-points to 7.2%. SG&A expenses increased 7% to $401 million and as a percentage of sales were 17.2%. Excluding new locations, SG&A expenses increased 1% to $379 million and as a percentage of sales were 17.2%.

Earnings per share for 2011 increased 8% to $2.34 per diluted share on net income of $77 million, compared to $2.16 per diluted share on net income of $70 million in 2010.

Cash Flow and Dividends

For the nine months ended September 30, 2011, Watsco used $59 million of operating cash flow primarily to fund approximately $87 million of incremental vendor payments from one-time changes in payment terms. The Company expects seasonal reductions in working capital during the fourth quarter and expects to generate positive operating cash flow for the year.

At September 30, 2011 cash and cash equivalents were $21 million and borrowings were $115 million, reflecting $45 million of cash used to fund the recent acquisition of the locations in the Northeast United States and Mexico. The Company’s debt-to-total-capitalization remained conservative at 10%. The Company’s shareholders’ equity now exceeds $1 billion.

It was announced today that Watsco’s Board of Directors approved a 9% increase in the quarterly dividend rate to 62 cents per share, which will be reflected in the Company’s next regular dividend declaration in January 2012. Watsco has paid dividends every quarter for more than 30 years, and has paid increasing annual dividends since 2001.

Mr. Nahmad added, “We are pleased that shareholders continue to meaningfully participate in the Company’s success through increasing dividends. Since 2000, our cumulative operating cash flow has been approximately $800 million compared to net earnings of approximately $700 million, surpassing our stated goal of generating cash flow greater than net income. We continue to seek substantial additional investments to grow our network and extend the strength of our company.”

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (EDT) on October 20, 2011 to discuss its third quarter and nine-month earnings results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 740-9405; the dial-in number for callers outside of the United States is (702) 696-4900.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store sales. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 535 locations in the United States, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $30 billion United States market for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$914,039	$812,787	$2,331,926	$2,187,347
Cost of sales	694,632	617,246	1,764,342	1,668,133

Gross profit	219,407	195,541	567,584	519,214
Gross profit margin	24.0%	24.1%	24.3%	23.7%

SG&A expenses	145,096	131,548	401,034	375,437

Operating income	74,311	63,993	166,550	143,777
Operating margin	8.1%	7.9%	7.1%	6.6%

Interest expense, net	1,352	869	3,171	2,660

Income before income taxes	72,959	63,124	163,379	141,117
Income taxes	21,141	19,606	48,167	43,917

Net income	51,818	43,518	115,212	97,200
Less: net income attributable to noncontrolling interest	18,271	12,081	38,142	26,885

Net income attributable to Watsco, Inc.	$33,547	$31,437	$77,070	$70,315

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$33,547	$31,437	$77,070	$70,315
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	2,293	1,833	5,101	4,178

Earnings allocated to Watsco, Inc. shareholders	$31,254	$29,604	$71,969	$66,137

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	30,758,532	30,601,221	30,741,295	30,558,733

Diluted earnings per share for Common and Class B common stock	$1.02	$0.97	$2.34	$2.16

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2011	2010
Cash and cash equivalents	$21,022	$126,498
Accounts receivable, net	404,748	305,088
Inventories	540,456	391,925
Other	27,489	14,493

Total current assets	993,715	838,004

Property and equipment, net	37,323	31,221
Goodwill, intangibles, net and other	400,712	368,002

Total assets	$1,431,750	$1,237,227

Accounts payable and accrued expenses	$268,045	$265,933
Borrowings under revolving credit agreements	115,000	10,000
Current portion of long-term obligations	30	72

Total current liabilities	383,075	276,005

Deferred income taxes and other liabilities	37,047	32,326

Total liabilities	420,122	308,331

Watsco’s shareholders’ equity	804,583	764,461
Noncontrolling interest	207,045	164,435

Shareholders’ equity	1,011,628	928,896

Total liabilities and shareholders’ equity	$1,431,750	$1,237,227

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